Exhibit 99.3

NPS Pharmaceuticals, Inc.
Goldman Sachs Healthcare Conference
June 13, 2002

Good morning ladies and gentlemen. It’s a pleasure to be here and I would like to thank Maykin Ho and her colleges at Goldman Sachs for this opportunity to provide and update of our programs. Before I proceed I would ask you to read the Safe Harbor statement shown on this slide, and I remind you that there are risks associated with our business which may cause actual results of operations to differ materially from those we may project. Please refer to our documents filed with the SEC for a more complete description and understanding of these risks.

Now, this image and the quote you see are taken from the cover of our 2001 Annual Report. As I wrote in the Letter to Shareholders, I believe the wisdom of “never mistaking a clear view for a short distance” is particularly relevant to our current situation. In fact, recent events provide ample evidence of this, and I’ll address those events in more detail in a moment. Nevertheless, I want to remind you that a clear viewalso reflects the progress we are continuing to make toward introducing NPS products into the marketplace and achieving our objectives as a growing biopharmaceutical company.

That progress is reflected in our work and in the work of our partners. However, before I proceed with a review of work specific to our programs I want to take this opportunity to provide a corporate update which will give you information related to the three topics listed here: PREOS manufacturing issues, recent executive changes, and insider trading at NPS.

Let’s begin with the topic that has been foremost on our minds and, I believe its fair to say, on the minds of our investors recently. In the most recent 10Q filed by NPS we stated:

We have sufficient clinical supplies of PREOS to meet the needs of our current clinical trials into the third quarter of 2002. However, our manufacturer of finished clinical supplies is not currently able to produce clinical supplies that meet our release specifications. We are engaged in an extensive review of the fill and finish process and are working closely with our contract manufacturer to produce clinical supplies. Together, we have narrowed our focus to certain aspects of clinical supply production as opposed to bulk drug manufacturing. Additional tests and production runs are scheduled to confirm validity of manufacturing process adjustments.

We may not be successful in producing timely and adequate clinical supplies to meet the needs of our current clinical trials. If we do not produce timely and adequate clinical supplies of PREOS, we will modify or terminate the conduct of current clinical trials. If we modify or terminate our current clinical trials, our business may be materially harmed, our stock price may be adversely affected, and our ability to raise additional capital may be impaired.

You will note from this disclosure a number of important facts. First, the problem is related to the production of the finished drug product, not to bulk drug production. Second, we believe that the problem is solvable and we are implementing potential solutions. Finally, we made this disclosure with no attempt to obfuscate. We believe that investors should be fully aware of the fact that a problem existed which, if uncorrected, could have a negative impact on our trial.

To add to your understanding of the problem I would like to give you some more detail. Essentially the problem is manifest in certain lots of packaged drug that become “unstable” when the drug is reconstituted in our quality control process. “Unstable” simply means that the drug, which of course is a protein, begins to aggregate and precipitate from solution. This is a problem that is common to biologicals. It has been seen with other proteins including human growth hormone, human erthropoietin, recombinant hemoglobin, herceptin, and GLP-1, to name a few.

We are reviewing steps in the “fill and finish” process which we believe may be involved in causing our peptide to aggregate, and we are implementing revisions which we believe will provide an adequate solution to the problem. We have until about the first week in August to confirm that one or more of the revisions will be viable before we would have to adjust the conduct of our Phase III trial. We will update you by public announcement on or before August 6, the date for our release of second quarter operating results.

Let me conclude this discussion for now by assuring you that we are addressing this issue with vigor. We believe we have made progress and we are hopeful that this issue will be put behind us successfully.

The next issue that has generated some discussion recently is the resignation of our CFO, Bob Merrell. Bob’s resignation was announced in the latest 10Q along with the disclosure of our manufacturing issue. While the timing of these announcements may have been less than fortunate, they were not related. Bob had been contemplating a change for some time based on his desire to pursue work with not-for-profit organizations. It was a personal decision and we wish him well. A search for his replacement is underway.

On a positive note regarding executive changes at NPS we announced by press release this morning that Mr. Gerard Michel has joined the Company as our Vice President, Corporate Development. Gerry comes to us from Booz Allen where he provided consulting services to a number of biotech and pharma companies. He is experienced and seasoned in the industry and has also spent many years with Lederle International. Gerry will help us refine our corporate strategy and enhance the value of our portfolio of products. We’re pleased to add someone of his caliber and knowledge to our senior management team.

Finally, I’d like to comment just briefly on insider trading at NPS. We’ve been asked why there is an apparent active level of insider trading given the recent announcements and the slide in our share price. I want to assure you that trades are, in nearly all cases, governed by provisions of SEC rule 10b5-1 plans. These plans were implemented for offices and directors at NPS to ensure that insider trading is proper and does not negatively impact stock price. Sales are executed according to written plans formulated in the absence of material non-public information. Recent sales under these plans are, as they are designed to be, unrelated to recent corporate developments.

Now, to review our programs, I’ll begin by providing an update of the on-going PREOS Phase III trial.

This trial, called the TOP Study, for Treatment of Osteoporosis with PTH, is a pivotal, multi-center, placebo controlled study. There are currently about 130 centers in North America participating in the study and nearly 50 sites in Europe and Latin America. Patients are receiving an 18-month course of therapy, and the primary endpoint in this trial is fracture reduction, with bone mineral density as a secondary endpoint.

We completed enrollment in the TOP study toward the end of March of this year with over 2600 patients included in this trial.

We are excited about the potential of PREOS as a new therapeutic approach to osteoporosis. PREOS is an anabolic agent, that is, one that causes the growth of structurally normal bone and thereby actually reverses the effects of the disease. Current osteoporosis products may halt the loss of bone, but none of the antiresorptive or hormone replacement therapies match the potential of human PTH to return patients to pre-disease bone health.

In addition to the TOP study there are two other PREOS studies you should be aware of. Recently we announced an expansion of our clinical work around PREOS, with the start of the POWER study, POWER being an acronym for PTH for Osteoporotic Women on Estrogen Replacement.

The POWER study is designed to examine the effectiveness of treating patients with a combination of estrogen, an antiresorptive agent, and PREOS. Currently, about 10 million women are on estrogen therapy in the U.S. alone, so this is an important population to address. The study is being conducted at centers in Europe, and patients will be dosed for 24 months.

PREOS is also being studied in a combination trial with Merck’s Fosamax – a leading drug from another major class of antiresorptive agents known as bisphosphonates. A combination study with Fosamax is underway, being sponsored by the NIH and led by researchers at the University of California at San Francisco. Results from this study should be available at about the time we finish our Phase III trial and, based on other clinical and preclinical studies conducted to date, we expect the results of this study, like the POWER study, to be positive.

Our work with the administration of PTH to treat osteoporosis is expanded and complimented by our work with GlaxoSmithKline on calcilytics. Calcilytics are small, orally active molecules that antagonize calcium receptors on parathyroid glands.

This action results in a transient release of the body’s own stores of PTH. In this manner, calcilytics have the potential to produce the same therapeutic effect as PREOS but through oral administration of a small molecule drug rather than through injection of a protein. Calcilytics thus represent an attractive potential alternative to PREOS. GSK entered Phase I trials with the first compound from our collaboration over a year ago and we expect further clinical activity with other compounds later this year. Importantly, we’ve retained North American co-promotion rights with GSK for marketing calcilytics.

Turning now to an advanced, partnered program at NPS, let me mention the status of our work with Amgen on molecules called calcimimetics. The lead compound in this program, AGM 073, is in development for the treatment of hyperparathyroidism, or HPT.

This disease is characterized by the over-secretion of parathyroid hormone resulting from a failure of calcium receptors on parathyroid glands to respond properly to calcium in the bloodstream. Calcimimetics, such as AMG 073, are orally active, small molecules that activate calcium receptors and thereby decrease the secretion of parathyroid hormone. These novel molecules are first-in-class therapies for a disease for which there is currently no specific pharmaceutical therapy.

Amgen and NPS announced in December of last year that Amgen is conducting a Phase III study with AMG 073 in dialysis patients with secondary HPT. We believe that AMG 073 will continue to become more visible as an important component of Amgen’s late-stage clinical pipeline. Additionally, we estimate that Amgen may conclude its current clinical trial by early next year and that it may be in position to file an NDA forAMG 073 by mid to late 2003.

The final program that I’ll discuss is based on a molecule designated as ALX-0600 for the treatment of gastrointestinal disorders. ALX-0600 is a proprietary analog of a natural hormone, GLP-2, or glucagon-like peptide 2. In fact, our product differs by only one amino acid from the natural hormone. By changing that one amino acid, our chemists have stayed extremely close to the native hormone but have increased the half-life of the drug, made it more potent, and created a proprietary new chemical entity.

A natural effect of GLP-2, and, of course, our 0600 analog, is to stimulate the growth of cells in the lining of the gastrointestinal tract and thereby increase nutrient absorption. This is potentially important in a variety of disease states, including short bowel syndrome, Chrohn’s Disease, and intestinal mucositis.

While the range of possible indications for ALX-0600 is broad, we are currently focused on one disease in particular – Short Bowel Syndrome, or SBS. In SBS patients, a significant portion of the bowel has been surgically removed due to injury or disease.

NPS has completed a pilot Phase II clinical trial of ALX-0600 in adult patients with Short Bowel Syndrome. We have also received orphan drug status from the FDA for this drug to treat SBS.

This IIa study was designed as a proof-of-concept study to examine safety and efficacy of the compound over a range of doses in small patient groups. We’ve completed dosing in five patient groups and the drug was well tolerated, with positive outcomes noted in a number of areas.

In these patients, daily subcutaneous administration of ALX-0600 for 21 days produced improved intestinal absorption as measured by nutrient uptake, growth of cells lining the intestine as seen histologically, and increased body weight. Detailed data from the study were presented at the DDW meetings in San Francisco in May.

Our work to date gives us confidence that this may be an important and valuable addition to the therapeutic alternatives available to patients with SBS and potentially other serious gastrointestinal disorders.

Thus far, I’ve discussed only some of the opportunities represented in the NPS pipeline. Two others are shown here, both of which are strong programs, each associated with an outstanding partner, in the area of CNS.

We have an on-going program with Janssen for the discovery and development of small molecules to treat schizophrenia and other CNS disorders. Janssen paid a milestone to NPS for progress in the program in 2001. We expect continued progress toward clinical development in this program over the next 12 months.

We’ve also made excellent progress in our work to identify compounds that are active at metabotropic glutamate receptors, or mGluRs. There are eight distinct subtypes of mGluRs and a growing body of evidence suggests their importance in a broad range of CNS disorders. We have identified a number of compounds that are potent and highly selective for different mGluR subtypes with an emphasis on areas where there are well-established, highly predictive animal models, such as pain.

On the basis of the success achieved in this area of research, we were able to craft an innovative collaboration with AstraZeneca that, we believe, creates an effort to exploit mGluRs unmatched by any other company or group in the industry. The business structure of the collaboration provides for AstraZeneca to pay for the clinical development costs, but still allows NPS to elect, late in the development process, either significant co-promotion rights, or as an alternative, milestones and royalties at very favorable rates.

To bring this presentation to a close, I’d like to summarize the key fundamentals and opportunities for success that characterize NPS today. We believe, as I mentioned previously, that they begin with our multiple product opportunities, especially those that are in the clinic.

We have two programs in Phase III, which are PREOS for osteoporosis and AMG 073 for hyperparathyroidism. We also have one program in Phase II, ALX-0600, and the GlaxoSmithKline otseoporosis program currently between Phase I trials.

Following our clinical programs are a number of preclinical opportunities that we believe will continue to feed the clinical pipeline for some time to come.

The market potential that our programs address will be exploited by NPS through our strong collaborative alliances and through selected proprietary programs that will allow us to market products either on our own or in partnership with others. This strategy will reflect what we believe is an appropriate balance between managing risk and maximizing shareholder return.

As to our cash position, we ended the first quarter with over $190 million in cash. This allows us to continue to add value to our programs and to pursue objectives as we see fit. Of course, this is a capital intensive industry and, as you are not doubt aware, we have filed a shelf registration to allow the company to raise capital as circumstances dictate is appropriate.

We believe that these factors combine to offer us the opportunity to create an independent pharmaceutical business that will not only be sustainable, but will realize significant growth over an extended period.

We look forward to keeping you apprised of our progress. Thank you all for your attention.